                     BROKER-DEALER AGREEMENT

         BROKER-DEALER AGREEMENT dated as of [__________], 2002 between The Bank of New York (the "Auction Agent"), a New York banking corporation (not in its individual capacity but solely as agent of Alliance National Municipal Income Fund, Inc. (the "Fund") pursuant to authority granted it in the Auction Agency Agreement), and [_____________] together with its successors and assigns, ("BD").

         The Fund has issued four series of shares of National Municipal Income Preferred Shares, par value $.001 per share, liquidation preference $25,000 per share (the "Preferred Shares") pursuant to its Articles of Incorporation, as amended by the Articles Supplementary.

         The Articles Supplementary provide that, for each Subsequent Rate Period of any series of Preferred Shares then outstanding, the Applicable Rate for such series for such Subsequent Rate Period shall, under certain conditions, be the rate per annum that a bank or trust company (therein termed the "Auction Agent") appointed by the Fund adviser results from implementation of the Auction Procedures for such series. The Board of Directors has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures for each series of Preferred Shares.

         The Auction Procedures require the participation of one or more Broker-Dealers for each series of Preferred Shares.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the Auction Agent and BD agree as follows:

1.  Definitions and Rules of Construction.

    1.1  Terms Defined by Reference to Articles Supplementary

         Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

    1.2  Terms Defined Herein.

         As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

         (a) "Articles Supplementary" shall mean the Articles Supplementary establishing the Preferred Shares and setting forth the rights and preferences thereof, as filed by the Fund with the Department of Assessments and Taxation of the State of Maryland.

         (b)  "Auction" shall have the meaning specified in
Section 2.1 hereof.

         (c)  "Auction Agency Agreement" shall mean the Auction
Agency Agreement, dated as of [_____________], 2002, between the Fund and the Auction Agent relating to the Preferred Shares.

         (d) "Auction Procedures" shall mean the auction procedures constituting Part II of the Articles Supplementary.

         (e) "Authorized Officer" shall mean each Vice President, Assistant Vice President, and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a written communication to BD.

         (f) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

         (g) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

         (h)  "Settlement Procedures" shall mean the Settlement
Procedures attached hereto as Exhibit A.

    1.3  Rules of Construction.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

         (a) Words importing the singular number shall include the plural number and vice versa.

         (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         (c) The words "hereof", "herein", "hereto", and other words of similar import refer to this Agreement as a whole.

         (d) All references herein to a particular time of day shall be to New York City time.

2.  The Auction.

    2.1  Purpose; Incorporation by Reference of Auction
         Procedures and Settlement Procedures.

         (a) The provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for any Subsequent Rate Period of any series of Preferred Shares for which the Applicable Rate is to be determined by an Auction. Each periodic operation of such procedures is hereinafter referred to as an "Auction".

         (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

         (c) BD agrees to act as, and assumes the obligations of, and limitations and restrictions placed upon, a Broker-Dealer under this Agreement for each series of Preferred Shares. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in the Auction Procedures may execute Broker-Dealer Agreements and participate as Broker-Dealers in Auctions.

    2.2  Preparation for Each Auction.

         (a) Not later than 9:30 A.M. an each Auction Date for any series of Preferred Shares, the Auction Agent shall advise the Broker-Dealers for such series by telephone of the Maximum Rate therefor and the Reference Rate(s) and Treasury Note Rate(s), as the case may be, used in determining such Maximum Rate.

         (b) In the event that any Auction Date for the Preferred Shares shall be changed after the Auction Agent has given the notice referred to in clause (vi) of paragraph (a) of the Settlement Procedures, or after the notice referred to in
Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

         (c) For purposes of maintaining its list of Existing Holders, the Auction Agent from time to time may, but shall not be obligated to, request the Broker-Dealers to provide the Auction Agent with a list of Persons that such Broker-Dealers believe should be Existing Holders of shares of Preferred Shares based upon inquires of those Persons such Broker-Dealers believe are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of such series of Preferred Shares such Broker-Dealer believes are owned by such Person. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information so provided by BD and shall, subject to the terms of the Auction Agency Agreement, not disclose any information so provided by BD to any Person other than the Fund and BD.

         (d) BD agrees to maintain a list of customers relating to a series of Preferred Shares and to use its best efforts, subject to existing laws and regulations, to contact the customers on such list whom BD believes may be interested in participating in such Auction on each Auction Date, as a Potential Holder or Potential Beneficial Owner, for the purposes set forth in the Auction Procedures. Nothing herein shall require BD to submit an Order for any customer in any Auction.

         (e) The Auction Agent's registry of Existing Holders of shares of a series of Preferred Shares shall be conclusive and binding on BD. BD may inquire of the Auction Agent between 3:00 P.M. on the Business Day preceding an Auction for shares of a series of Preferred Shares and 9:30 A.M. on the Auction Date for such Auction to ascertain the number of shares of such series in respect of which the Auction Agent has determined BD to be an Existing Holder. If BD believes it is the Existing Holder of fewer shares of such series than specified by the Auction Agent in response to BD's inquiry, BD may so inform the Auction Agent of that belief. BD shall not, in its capacity as Existing Holder of shares of such series, submit Orders in such Auction in respect of shares of such series covering in the aggregate more than the number of shares of such series specified by the Auction Agent in response to BD's inquiry.

    2.3  Auction Schedule; Method of Submission of Orders.

         (a) The Fund and the Auction Agent shall conduct Auctions for Preferred Shares in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which such change shall be effective.

Time                              Event

By 9:30 A.M.                      Auction Agent advises the Fund
                                  and the Broker-Dealer of the
                                  applicable Maximum Rate and the
                                  Reference Rate(s) and Treasury

                                  Note Rate(s), as the case may
                                  be, used in determining such
                                  Maximum Rate as set forth in
                                  Section 2.2(a) hereof.

9:30 A.M. - 1:30 P.M.             Auction Agent assembles
                                  information communicated to it
                                  by Broker-Dealers as provided
                                  in Section 2(a) of the Auction
                                  Procedures. Submission Deadline
                                  is 1:30 P.M.

Not earlier than 1:30 P.M.        Auction Agent makes
                                  determinations pursuant to
                                  Section 3(a) of the Auction
                                  Procedures.

By approximately 3:30 P.M.        Auction Agent advises Fund of
                                  results of Auction as provided
                                  in Section 3(b) of the Auction
                                  Procedures.

                                  Submitted Bids and Submitted
                                  Sell Orders are accepted and
                                  rejected and shares allocated
                                  as provided in Section 4 of the
                                  Auction Procedures.

                                  Auction Agent gives notice of
                                  Auction results as set forth in
                                  section 2.4(a) hereof.

         (b) BD shall submit Orders to the Auction Agent in writing substantially in the form attached hereto as Exhibit B. BD shall submit a separate Order to the Auction Agent for each Potential Holder or Existing Holder with respect to whom BD is submitting an Order and shall not otherwise net or aggregate such Orders prior to their submission to the Auction Agent.

         (c) BD shall deliver to the Auction Agent (i) a written notice, in substantially the form attached hereto as Exhibit C, of transfers of Preferred Shares made to BD from another Person other than pursuant to an Auction and (ii) a written notice, substantially in the form attached hereto as Exhibit D, of the failure of any Preferred Shares to be transferred to or by any Person that purchased or sold shares of Preferred Shares through BD pursuant to an Auction. The Auction Agent is not required to accept any such notice described in clause (i) for an Auction unless it is received by the Auction Agent by 3:30 P.M. on the Business Day preceding such Auction.

         (d) BD and other Broker-Dealers may submit Orders in Auctions for their own accounts (including Orders for their own accounts where the Order is placed beneficially for a customer) unless the Fund shall have notified BD and all other Broker-Dealers that they may no longer do so, in which case Broker-Dealers may continue to submit Hold Orders and Sell Orders for their own accounts. The Auction Agent shall have no responsibility for or liability in connection with the compliance of Broker-Dealers with this Section 2.3(d).

         (e) BD agrees to handle its customers' Orders in accordance with its duties under applicable securities laws and rules.

         (f) To the extent that pursuant to Section 4 of the Auction Procedures of the Fund, BD continues to hold, sells, or purchases a number of shares that is fewer than the number of shares in an Order submitted by BD to the Auction Agent in which BD designated itself as an Existing Holder or Potential Holder in respect of customer Orders, BD shall make appropriate pro rata allocations among its customers for which it submitted Orders of similar tenor. If as a result of such allocations, any Beneficial Owner would be entitled or required to sell, or any Potential Beneficial Owner would be entitled or required to purchase, a fraction of a share of Preferred Shares on any Auction Date, BD shall, in such manner as it shall determine in its sole discretion, round up or down the number of shares of Preferred Shares to be purchased or sold on such Auction Date by any Beneficial Owner or Potential Beneficial Owner on whose behalf BD submitted an Order so that the number of shares so purchased or sold by each such Beneficial Owner or Potential Beneficial Owner on such Auction Date shall be whole shares of Preferred Shares.

    2.4  Notices.

         (a) On each Auction Date for Preferred Shares, the Auction Agent shall notify BD by telephone, or by other electronic means acceptable to the parties hereto, of the results of the Auction as set forth in [paragraph (a)] of the Settlement Procedures. By approximately 11:30 A.M., on the Business Day next succeeding such Auction Date, the Auction Agent shall confirm to BD in writing the disposition of all Orders submitted by BD in such Auction.

         (b) BD shall notify each Existing Holder, Potential Holder, Beneficial Owner or Potential Beneficial Owner of Preferred Shares on whose behalf BD has submitted an Order as set forth in [paragraph (b)] of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

    2.5  Designation of Special Rate Period.

         (a) If the Fund delivers to the Auction Agent a notice, in the form of Exhibit D to the Auction Agency Agreement, of the Auction Date for Preferred Shares for a Rate Period thereof that next succeeds a Rate Period that is not a Minimum Rate Period, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

         (b) If the Board of Directors proposes to designate any succeeding Subsequent Rate Period of any series of Preferred Shares as a Special Rate Period and the Fund delivers to the Auction Agent a notice of such proposed Special Rate Period in the form of Exhibit E to the Auction Agency Agreement, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

         (c) If the Board of Directors determines to designate such succeeding Subsequent Rate Period as a Special Rate Period, and the Fund delivers to the Auction Agent a notice of such Special Rate Period in the form of Exhibit F to the Auction Agency Agreement not later than 11:00 A.M. on the second Business Day next preceding the first day of such Rate Period, the Auction Agent shall deliver such notice to BD not later than 3:30 P.M. on such second Business Day.

         (d) If the Fund shall deliver to the Auction Agent a notice not later than 11:00 A.M. on the second Business Day next preceding the first day of any Rate Period stating that the Fund has determined not to exercise its option to designate such succeeding Subsequent Rate Period as a Special Rate Period, in the form of Exhibit G to the Auction Agency Agreement, or shall fail to timely deliver either such notice or a notice in the form of Exhibit F to the Auction Agency Agreement, the Auction Agent shall deliver a notice in the form of Exhibit G to the Auction Agency Agreement to BD not later than 3:00 P.M. on such second Business Day.

    2.6  Allocation of Taxable Income.

         If the Fund delivers to the Auction Agent a notice in the form of Exhibit J to the Auction Agency Agreement designating all or a portion of any dividend on shares of any Series of Preferred Shares to consist of net capital gains or other income taxable for Federal income tax purposes, the Auction Agent shall deliver such notice to BD on the Business Day following its receipt of such notice from the Fund. On or prior to the Auction Date referred to in such notice, BD will contact each of its customers that is a Beneficial Owner of shares of such Series of Preferred Shares or a Potential Beneficial Owner of such Series of Preferred Shares interested in submitting an Order with respect to the Auction to be held on such Auction Date, and BD will notify such Beneficial Owners and Potential Beneficial Owners of the contents of such notice. BD will be deemed to have notified such Beneficial Owners and Potential Beneficial Owners if, for each of them, (i) BD makes a reasonable effort to contact such Beneficial Owner or Potential Beneficial Owner by telephone, and (ii) upon failing to contact such Beneficial Owner or Potential Beneficial Owner by telephone BD mails written notification to such Beneficial Owner or Potential Beneficial Owner at the mailing address indicated in the account records of BD.

         The Auction Agent shall be required to notify BD within two Business Days after each Auction that involves an allocation of income taxable for Federal income tax purposes as to the dollar amount per share of such taxable income and income exempt from Federal income taxation included in the related dividend, to the extent that such information is provided in advance to the Auction Agent.

    2.7  Failure to Deposit.

         (a)  If:

              any Failure to Deposit shall have occurred with respect to shares of any series of Preferred Shares during any Rate Period thereof (other than any Special Rate Period of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured); but, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall have been cured in accordance with Section 2.7 of the Auction Agency Agreement and the Fund shall have paid to the Auction Agent the late charge as described in Section 2.7 of the Auction Agency Agreement; then, the Auction Agent shall deliver a notice in the form of Exhibit H to the Auction Agency Agreement by first-class mail, postage prepaid, to BD not later than one Business Day after its receipt of the payment from the Fund curing such Failure to Deposit and such late charge.

         (b)  If:

              (i) Failure to Deposit shall have occurred with respect to shares of any series of Preferred Shares during any Rate Period thereof (other than any Special Rate Period of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred but has not been cured), and, prior to 12:00 Noon, New York City time, on the third Business

Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall not have been cured as described in Section 2.7 of the Auction Agency Agreement or the Fund shall not have paid to the Auction Agent the late charge described in Section 2.7 of the Auction Agency Agreement; or

              (ii) any Failure to Deposit shall have occurred with respect to shares of any series of Preferred Shares during a Special Rate Period thereof of more than 364 Rate Period Days, or during any Rate Period thereof succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured, and, prior to 12:00 noon, New York City time, on the fourth Business Day preceding the Auction Date for the Rate Period subsequent to such Rate Period, such Failure to Deposit shall not have been cured as described in Section 2.7 of the Auction Agency Agreement or the Fund shall not have paid to the Auction Agent for such series the late charge described in Section 2.7 of the Auction Agency Agreement;

then the Auction Agent shall deliver a notice in the form of
Exhibit I to the Auction Agency Agreement to the Broker-Dealers for such series not later than one Business Day after the receipt of the payment from the Fund curing such Failure to Deposit and such late charge.

    2.8  Service Charge to Be Paid to BD.

         On the Business Day next succeeding each Auction Date, the Auction Agent shall pay to BD from moneys received from the Fund an amount equal to the product of (a) (i) in the case of any Auction Date immediately preceding a Rate Period of such series consisting of 364 Rate Period Days or fewer, [_____]%, or (ii) in the case of any Auction Date immediately preceding a Rate Period of such series consisting of more than 364 Rate Period Days, a percentage agreed upon by the Fund and the BD with respect to such Rate Period, times (b) a fraction, the numerator of which is the number of Rate Period Days in the Rate Period therefor beginning on such Business Day and the denominator of which is 365 if such Rate Period consists of 7 Rate Period Days and 360 for all other Rate Periods, times (c) $[________] times (d) the sum of (i) the aggregate number of shares of such series placed by BD in such Auction that were (A) the subject of Submitted Bids of Existing Holders submitted by BD and continued to be held as a result of such submission and (B) the subject of Submitted Bids of Potential Holders submitted by BD and purchased as a result of such submission plus (ii) the aggregate number of shares of such series subject to valid Hold Orders (determined in accordance with paragraph (d) of Section 2 of the Auction Procedures) submitted to the Auction Agent by BD plus (iii) the number of shares of such series deemed to be subject to Hold Orders by

Existing Holders pursuant to paragraph (c) of Section 2 of the Auction Procedures that were acquired by BD for its own account or were acquired by BD for its customers who are Beneficial
Owners.

         For purposes of subclause (d)(iii) of the foregoing paragraph, if any Existing Holder or Beneficial Owner who acquired shares of any series of Preferred Shares through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be BD; provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

    2.9  Settlement.

         (a) If any Existing Holder or Beneficial Owner with respect to whom BD has submitted a Bid or Sell Order for shares of any series of Preferred Shares that was accepted in whole or in part fails to instruct its Agent Member to deliver the shares subject to such Bid or Sell Order against payment therefor, BD, if it knows the identity of such Agent Member, shall instruct such Agent Member to deliver such shares against payment therefor and, if such Agent Member fails to comply with such instructions, BD may deliver to the Potential Holder or Potential Beneficial Owner with respect to whom BD submitted a Bid for Preferred Shares that was accepted in whole or in part a number of Preferred Shares of such series that is less than the number of shares of such series specified in such Bid to be purchased by such Potential Holder or Potential Beneficial Owner.

         (b) Neither the Auction Agent nor the Fund shall have any responsibility or liability with respect to the failure of an Existing Holder, Beneficial Owner, Potential Holder, Potential Beneficial Owner or its respective Agent Member to deliver Preferred Shares of any series or to pay for Preferred Shares of any series sold or purchased pursuant to the Auction Procedures or otherwise.

         (c) Notwithstanding any provision of the Auction Procedures or the Settlement Procedures to the contrary, in the event BD is an Existing Holder with respect to shares of a series of Preferred Shares and the Auction Procedures provide that BD shall be deemed to have submitted a Sell Order in an Auction with respect to such shares if BD fails to submit an Order in that Auction with respect to such shares, BD shall have no liability to any Person for failing to sell such shares pursuant to such a deemed Sell Order if (i) such shares were transferred by the Beneficial Owner thereof without notification of such transfer in compliance with the Auction Procedures or (ii) BD has indicated to the Auction Agent pursuant to Section 2.2(e) of this Agreement that, according to BD's records, BD is not the Existing Holder of such shares.

         (d) Notwithstanding any provision of the Auction Procedures or the Settlement Procedures to the contrary, in the event an Existing Holder or Beneficial Owner of shares of a series of Preferred Shares with respect to whom a Broker-Dealer submitted a Bid to the Auction Agent for such shares that was accepted in whole or in part, or submitted or is deemed to have submitted a Sell Order for such shares that was accepted in whole or in part, fails to instruct its Agent Member to deliver such shares against payment therefor, partial deliveries of shares of Preferred Shares that have been made in respect of Potential Holders' or Potential Beneficial Owners' Submitted Bids for shares of such series that have been accepted in whole or in part shall constitute good delivery to such Potential Holders and Potential Beneficial Owners.

         (e) Notwithstanding the foregoing terms of this Section, any delivery or non-delivery of shares of any series of Preferred Shares which represents any departure from the results of an Auction for such series, as determined by the Auction Agent, shall be of no effect for purposes of the registry of Existing Holders maintained by the Auction Agent pursuant to the Auction Agency Agreement unless and until the Auction Agent shall have been notified of such delivery or non-delivery.

         (f) The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.9.

3.  The Auction Agent.

    3.1  Duties and Responsibilities.

         (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no duties, fiduciary or otherwise, to any other Person, by reason of this Agreement.

         (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

         (c) In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts.

         (d) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performances as soon as practicable under the circumstances.

    3.2  Rights of the Auction Agent.

         (a) The Auction Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Fund, by the Adviser or by a Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers.

         (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

         (d) In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

    3.3  Auction Agent's Disclaimer.

         The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Auction Agency



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

Agreement or any series of Preferred Shares or documents related thereto.

4.  Miscellaneous.

    4.1  Termination.

         Either party may terminate this Agreement at any time on five days' notice to the other party, provided that neither BD nor the Auction Agent may terminate this Agreement unless at least one Broker-Dealer Agreement would be in effect for each series of Preferred Shares of the Fund after such termination. This Agreement shall automatically terminate upon the termination of the Auction Agency Agreement.

    4.2  Participant in Securities Depository;

         Payment of Dividends in Same-Day Funds.

         (a) BD is, and shall remain for the term of this Agreement, a member of, or participant in, the Securities
Depository (or an affiliate of such a member or participant).

         (b) BD represents that it (or if such BD does not act as Agent Member, one of its affiliates) shall make all dividend payments on the Preferred Shares available in same-day funds on each Dividend Payment Date to customers that use such BD or affiliate as Agent Member.

    4.3  Communications.

         Except for (i) communications authorized to be by telephone by this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to BD, addressed:         [Name and Address]

                             Telephone No. [____________]
                             Telecopy No.: [____________]

                             Attention:    [____________]







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

If to the Auction
Agent addressed:             The Bank of New York
                             5 Penn Plaza, 13th Floor
                             New York, New York 10001
                             Attention: Dealing and Trading
                             Group: Auction Desk

                             Telecopier No.:
                               212-328-8237/8238/8239
                             Telephone No.:  212-328-7676

or such other address or telecopy number as such party may hereafter specify in writing for such purpose by notice to the other parties. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

    4.4  Entire Agreement.

         This Agreement contains the entire agreement among the parties hereto relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, among the parties hereto relating to the subject matter hereof.

    4.5  Benefits.

         Nothing in this Agreement, express or implied, shall give to any person, other than the Fund, the Auction Agent, BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

    4.6  Amendment; Waiver.

         (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

         (b) Failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by any other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

    4.7  Successors and Assigns.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Auction Agent and BD. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Fund without the consent of BD.

    4.8  Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

    4.9  Execution in Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

    4.9  Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that all actions and proceedings arising out of this Broker Dealer Agreement or any of the transactions contemplated hereby shall be brought in the County of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Broker-Dealer Agreement to be duly executed and delivered by their proper and duly Authorized Officers as of the date first above written.



                             The Bank of New York


                             By______________________________
                               Name:
                               Title:


                             [Name of Broker Dealer]


                             By______________________________
                               Name:
                               Title:

                            EXHIBIT B

    ALLIANCE NATIONAL MUNICIPAL SECURITIES INCOME FUND, INC.


$_____ National Municipal Income Preferred Shares, Series M $_____ National Municipal Income Preferred Shares, Series T $_____ National Municipal Income Preferred Shares, Series W $_____ National Municipal Income Preferred Shares, Series TH


AUCTION DATE:____________

ISSUE:__________   SERIES:_____________

         The undersigned Broker-Dealer submits the following
Orders on behalf of the Bidder(S) listed below:

THE UNDERSIGNED BROKER-DEALER SUBMITS THE FOLLOWING ORDERS ON
BEHALF OF THE BIDDER(S) LISTED BELOW:
ORDERS BY EXISTING HOLDERS - NUMBER OF SHARES OF PREFERRED SHARES

EXISTING HOLDER         HOLD    BID/RATE             SELL
1.___________________   ____    ________/________    _____
2.___________________   ____    ________/________    _____
3.___________________   ____    ________/________    _____
4.___________________   ____    ________/________    _____
5.___________________   ____    ________/________    _____
6.___________________   ____    ________/________    _____
7.___________________   ____    ________/________    _____
8.___________________   ____    ________/________    _____
9.___________________   ____    ________/________    _____
10.___________________  ____    ________/________    _____

ORDERS BY POTENTIAL HOLDERS - NUMBER OF SHARES OF PREFERRED
SHARES

              POTENTIAL HOLDER         BID/RATE

              1.__________________     ________/________
              2.__________________     ________/________
              3.__________________     ________/________
              4.__________________     ________/________
              5.__________________     ________/________
              6.__________________     ________/________
              7.__________________     ________/________
              8.__________________     ________/________
              9.__________________     ________/________
              10.__________________    ________/________
              11.__________________    ________/________
              12.__________________    ________/________

              13.__________________    ________/________
              14.__________________    ________/________
              15.__________________    ________/________

(1) If one or more Orders covering in the aggregate more than the number of outstanding shares of the above series of Preferred Shares held by any Existing Holder are submitted, such Orders shall be considered valid in the order of priority set forth in the Auction Procedures.

(2) A Hold Order may be placed only by an Existing Holder covering a number of shares of the above series of Preferred
Shares not greater than the number of shares of such series currently held by such Existing Holder.

(3) Potential holders may make Bids only, each of which must specify a rate. If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate specified.

(4) Bids may contain no more than three figures to the right of the decimal point (.001 of 1%).

                        Name of Broker-Dealer:_________________

                        Authorized Signature:__________________

                        Total Number of Orders On This Bid
                        Form:____

Submit to:

                            EXHIBIT C

     (To be used only for transfers made to a Broker-Dealer other than pursuant to an Auction)


          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.


           NATIONAL MUNICIPAL INCOME PREFERRED SHARES,
           SERIES [M] [T] [W] [TH] ("Preferred Shares")

                          TRANSFER FORM


We are the Broker-Dealer to whom the Existing Holder named below transferred shares of the above series of Preferred Shares other than pursuant to an Auction. We hereby notify you that such Existing Holder or Beneficial Owner has transferred ____ shares of the above series of Preferred Shares to us.


                             _________________________
                             (Name of Existing Holder or
                             Beneficial Owner)


                             _________________________
                             (Name of Broker-Dealer)


                             By:______________________
                                Printed Name:
                                Title:

                            EXHIBIT D

                (To be used only for failures to
                        deliver Preferred
               Shares sold pursuant to an Auction)

          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.


           NATIONAL MUNICIPAL INCOME PREFERRED SHARES,
                     SERIES [M] [T] [W] [TH]
                      ("Preferred Shares")

                 NOTICE OF A FAILURE TO DELIVER


Complete either I or II

I.   We are a Broker-Dealer for _______________ (the
     "Purchaser"), which purchased ___ shares of the above series of Preferred Shares in the Auction held on __________ from the seller of such shares.

II. We are a Broker-Dealer for __________ (the "Seller"), which sold ___ shares of the above series of Preferred Shares in the Auction held on __________ to the purchaser of such shares.

We hereby notify you that (check one):

___ the Seller failed to deliver such shares of Preferred Shares to the Purchaser

___ the Purchaser failed to make payment to the Seller upon delivery of such shares of Preferred Shares

                        Name:_____________________
                            (Name of Broker-Dealer)


                        By:_______________________
                           Printed Name:
                           Title:










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00250209.AX7